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                     November 28, 2022

       Paul Bascobert
       Chief Executive Officer
       Blue Ocean Acquisition Corp
       2 Wisconsin Circle, 7th Floor
       Chevy Chase, MD 20815

                                                        Re: Blue Ocean
Acquisition Corp
                                                            Form 10-K for the
Fiscal Year Ending December 31, 2021
                                                            10-K filed March
30, 2022
                                                            File No. 001-41112

       Dear Paul Bascobert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction